EXHIBIT 3.18

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF ORGANIZATION
OF
GO-COIL, L.L.C.
Pursuant to the provisions of Section 12:1309 of the Louisiana Revised Statutes Code, the undersigned Go-Coil, L.L.C. (the “Company”) adopts the following Certificate of Amendment to its Articles of Organization:
1.    That the Articles of Organization of the Company, filed August 21, 2008, are hereby amended by changing Article I thereof so that, as amended, said Article shall read in its entirety as follows:
“ARTICLE I -- NAME

    The name of this Limited Liability Company is:
PIONEER COILED TUBING SERVICES, LLC”
2.    That the domicile address of the Company is c/o CT Corporation System, 5615 Corporate Boulevard, Suite 400B, Baton Rouge, Louisiana 70808.
3.     The foregoing amendment to the Articles of Organization has been adopted and approved in the manner required by the Louisiana Revised Statutes Code and constituent documents of the Company, having been approved by the Board of Managers of the Company.
4.    This document will become effective when the document is filed by the Secretary of State of Louisiana.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed this 9th day of July, 2012.
/s/ Wm. Stacy Locke

Wm. Stacy Locke, Manager
STATE OF TEXAS            )
)
COUNTY OF BEXAR        )

BEFORE ME, a Notary Public, on July 9, 2012, personally appeared Wm. Stacy Locke, known to me to be the person whose name is subscribed to the foregoing Certificate of Amendment and, being by me first duly sworn, declared that the statements therein contained are true and correct.
/s/ Denise L. Spencer
[Notary Seal]                Notary Public in and for the State of Texas